                                                                   Exhibit 10.17


                         EMPLOYMENT, CONFIDENTIALITY,
                    NON-COMPETITION AND SEVERANCE AGREEMENT

                  THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE AGREEMENT (the "Agreement") dated as of January 5, 2000 is made and entered into by and between Affiliated Research Centers, Inc., a Delaware corporation (the "Company"), and Scott M. Rifkin, M.D. (the "Executive").

                  WHEREAS, the Executive is presently a party to an Employment Agreement (the "Existing Agreement"), dated as of February 1, 1999 with AmericasDoctor.com, Inc., a Delaware corporation ("AmDoc"); and

                  WHEREAS, AmDoc and the Company anticipate entering into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of the Company will merge with and into AmDoc and thereafter AmDoc will be a wholly-owned subsidiary of the Company (the "Merger"); and

                  WHEREAS, the Company and Executive believe that it is in their respective best interests to enter into and deliver this Agreement; and

                  WHEREAS, the Company, AmDoc and Executive agree that this Agreement shall supersede and replace, as of the date of this Agreement, Executive's Existing Agreement in its entirety; and

                  WHEREAS, following consummation of the Merger and subject to approval of this Agreement by the Board, Executive will serve as a senior executive of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and

                  WHEREAS, the Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of the Company's confidential information and will frequently come into contact with the Company's customers (including, without limitation, its investigative research sites) and accounts such that the Executive will influence the business and relationships between the Company and its customers and accounts; and

                  WHEREAS, the Executive has agreed to certain confidentiality, nonsolicitation and non-competition agreements;, and in consideration for such agreements, the Company has agreed to pay the Executive termination payments upon severance of the Executive's employment hereunder; and

                  WHEREAS, the Company recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined below) exists; and

                  WHEREAS, the Company desires to ensure both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

                  WHEREAS, the Company desires to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

                  WHEREAS, the Company desires to employ the Executive, and the Executive desires to provide his services to the Company on the terms and conditions set forth herein and subject to the approval by the Board of this Agreement.

                  NOW, THEREFORE, the Company and the Executive agree as follows:

                  1.   Certain Defined Terms. In addition to terms defined
                       ---------------------
elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

         (a)  "Base Pay" means the Executive's annual base salary as provided in
Section 5 of this Agreement, at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time after a Change in Control by the Board or a committee thereof.

         (b)  "Board" means the Board of Directors of the Company.

         (c)  "Cause" means

                    (i) intentional engagement by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise;

                    (ii) intentional act by the Executive of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any subsidiary;

                    (iii) intentional damage by the Executive to property of the Company or any subsidiary;

                    (iv)   material breach of Section 14 or Section 15 hereof;

                    (v) intentional engagement by the Executive in any Competitive Activity; or

                    (vi) intentional wrongful disclosure by the Executive of secret processes or confidential information of the Company or any Subsidiary;

         For purposes of this Agreement, no act or failure to act on the Executive's part shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but it shall be deemed "intentional" only if it was not in good faith and without reasonable belief that his act or failure to act was in the Company's best interest. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until the Executive receives a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (excluding the Executive if he is a Director) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting "Cause" as herein defined and specifying the particulars thereof. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

         (d) "Change in Control" means the occurrence during the term of this Agreement of any of the following events:

                    (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
         Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the combined voting power of the then outstanding Voting Stock; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition (including, without limitation, any financing) directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition by any Person pursuant to a Business Combination (as defined below) that complies with clauses
         (I), (II) and (III) of subsection (iii) of this Section 1(d);

                     (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board except that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                      (iii) consummation of (A) a reorganization, merger or consolidation or (B) a sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company, (II) no Person (other than the Company, such entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such entity and (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                       (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of subsection (iii) of this Section 1(d);

provided, however, that notwithstanding the foregoing, neither the execution by the Company and ARC Merger Sub-1, Inc. of the Agreement and Plan of Merger with AmDoc nor the consummation of the transactions contemplated thereby, shall constitute a Change in Control for purposes of this Agreement.

         (e) "Competitive Activity" means the Executive's participation, without the written consent of the Board of the Company, as an employee, officer, consultant or director of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 50% of such enterprise's net sales for its most recently completely fiscal year and if the Company's net sales of said product or service amounted to 50% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

         (f) "Disabled" means the Executive's incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six consecutive months unless the Executive returns to the full-time performance of the Executive's duties for a period of at least three consecutive months no later than 30 days after the Company has given the Executive a notice of termination. If the Executive disagrees with a determination to terminate him because the Company believes he is Disabled, the Company and the Executive, or in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative, together shall choose a qualified medical doctor who shall determine whether the Executive is Disabled. If the Company and the Executive cannot agree on the choice of a qualified medical doctor, then the Company and the Executive each shall choose a qualified medical doctor and the two doctors together shall choose a third qualified medical doctor, who shall determine whether the Executive is Disabled. The determination of the chosen qualified medical doctor as to whether the Executive is Disabled shall be binding upon the Company and the Executive unless such determination is clearly made in bad faith.

         (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

         (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         (i) "Incentive Pay" means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash (or, if taken in lieu of cash, stock) compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which a Change in Control occurs pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

         (j) "Involuntary Termination" means the occurrence of any of the following: (i) the Company gives written notice to the Executive that the Company intends to terminate the Employment Provisions (as defined below), (ii) the Company reduces the Executive's base salary as set forth in Section 5, unless such reduction in base salary is part of a reduction applicable generally to senior executives of the Company or (iii) unless otherwise agreed by the Executive, the Company relocates the Executive or his offices or the principal place where he is required to perform his duties hereunder farther than 50 miles from Owings Mills, Maryland.

         (k) "Restricted Business" means (i) any business or division of a business which consists of providing services to investigative sites and to their customers in connection with clinical research and development, (ii) any business or division of a business which operates an interactive Internet healthcare information site for consumers, (iii) any business of a kind in whole or in part similar to that heretofore or hereafter engaged in by the Company or any of its subsidiaries, and (iv) any other principal line of business developed or acquired by the Company or its affiliates.

         (l) "Severance Period" means the period commencing on the date of the first occurrence of a Change in Control and expiring on the earliest of (i) the second anniversary of the occurrence of the Change in Control, (ii) the Executive's death or (iii) the Executive's attainment of age 65 except that commencing on each anniversary of the Change in Control, the Severance Period shall automatically be extended for an additional year unless, not later than 60 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

         (m) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

         (n) "Termination Date" means the date on which the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 10(b)).

         (o) "Voluntary Termination" means the occurrence of any of the following: (i) the date two weeks after the Executive gives written notice to the Company that the Executive intends to terminate the Employment Provisions or if later, the date specified in such written notice, (ii) the Executive dies or
(iii) the Executive becomes Disabled.

         (p) "Voting Stock" means securities entitled to vote generally in the election of directors.

              2. Term. (a) The term of Sections 1 through 9 of this Agreement
                 ----
(the "Employment Provisions") commences on the date this Agreement is approved by the Board and, subject to any benefit continuation requirements of applicable laws, expires on the earliest of (i) an Involuntary Termination, (ii) a Voluntary Termination or (iii) one year from the date hereof, except that the Employment Provisions shall automatically renew for successive one-year periods upon the terms and conditions set forth herein, commencing on the first anniversary of the date hereof, and on each anniversary date thereafter, until an Involuntary Termination or Voluntary Termination occurs. For purposes of this Agreement, any reference to the "term" of the Employment Provisions includes the original term and any extension thereof.

         (b) The term of Sections 10 through 13 of this Agreement (the "Severance Provisions") commences on the date this Agreement is approved by the Board and expires on the later of (i) one year from the date hereof or (ii) the expiration of the Severance Period except that (A) commencing on each anniversary of the date hereof, such period shall automatically be extended for an additional year until such date as the Company or the Executive gives the other written notice not later than 60 calendar days prior to such anniversary date that it or he, as the case may be, does not wish to have the term extended and (B) subject to the last sentence of Section 18, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon without further action the term shall expire and this Agreement will immediately terminate and be of no further effect.

         (c) This Agreement will be effective and binding immediately upon its approval by the Board, but, anything in this Agreement to the contrary notwithstanding, the Severance Provisions shall not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the term of this Agreement, without further action, the Severance Provisions shall become immediately operative.

               3.   Employment. The Company hereby agrees to employ the
                    ----------
Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions herein set forth.

               4.   Duties of the Executive. The Executive shall serve as
                    -----------------------
Chairman of the Board of the Company. The Executive shall report directly to the Board. The Executive shall devote his full time and best efforts to the Company's business of providing services to investigative sites and to their customers in connection with clinical research and development and providing services to sponsor hospitals and consumers in connection with the Company's interactive Internet healthcare information site and any other related duties and responsibilities that may from time to time be prescribed by the Board, and so long as it does not interfere with the Executive's employment hereunder, the Executive may serve as an officer, director or otherwise participate in educational, welfare, social, religious and civic organizations.

              5.   Compensation. (a) The Company shall pay the Executive a base
                   ------------
salary of $240,000.00 per annum, which base salary the Board may adjust from time to time, payable at the times and in the manner consistent with the Company's general policies regarding compensation of senior executives. Such base salary includes any salary reduction contributions to (i) any Company-sponsored plan (the "401(k) Plan") that includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) any other Company-sponsored plan of deferred compensation or (iii) any Company-sponsored "cafeteria plan" under Section 125 of the Code.

         (b) If the Board authorizes cash incentive compensation under the Company's executive incentive compensation plan or such other management incentive program or arrangement as may be approved by the Board, Executive shall be eligible to participate in such plan, program or arrangement on the most favorable terms and conditions available to senior executive and management employees and shall be eligible to receive an annual cash incentive bonus in an amount equal to up to 75% of Executive's base salary for such fiscal year, or such higher amount as the Board, in its sole discretion, may approve, which cash incentive compensation shall be paid when incentive compensation is customarily paid to the Company's senior executives. Pursuant to the Company's applicable incentive or bonus plan as in effect from time to time, Executive's cash incentive compensation for fiscal 2000 and succeeding fiscal years during the term of this Agreement may be determined according to criteria intended to qualify under Section 162(m) of the Code.

         (c) Following consummation of the merger, the Company will grant to Executive under the Company's Amended and Restated 1996 Employee Stock Option Plan (the "Plan") stock options exercisable to purchase up to 108,016 shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock") at an exercise price per share of $10.00. Such options would become exercisable to the extent of 25% of the shares covered by the option on the first anniversary of the date of grant and the remaining 75% of the shares covered by the option would vest in equal installments at the end of each of the following twelve fiscal quarters of the Company. To the extent permitted by applicable law and the terms and conditions of the Plan, the above-referenced stock options shall be "incentive stock options" as that term is defined under
Section 422 of the Code and any remaining stock options shall be non-qualified stock options. In addition, the Board shall consider in good faith whether and to what extent it would be appropriate or desirable to reprice or otherwise modify Executive's existing stock options.

         (d) The Company shall purchase and maintain term life insurance coverage on the life of Executive in an amount not less than $1,000,000, the proceeds of which, in the event of Executive's death during the term of the Agreement, shall be, at the sole discretion of Executive's estate, used at any time during the 180-day period following Executive's death to repurchase up to $1,000,000 of the equity securities owned by Executive at the time of his death (or acquired thereafter by his estate pursuant to Executive's stock options) at a price per share equal to the fair market value of such shares on the date of repurchase, as determined by the Board in good faith. Any remaining proceeds of such insurance policy shall be retained by the Company.

         (e) The Company shall purchase and maintain a long-term disability policy that would entitle Executive, should he become Disabled during the term of this Agreement, to receive 60% of Executive's then current base salary, which policy shall be in addition to any disability coverage obtained by the Executive on his own behalf.

              6.  Benefits. The Company shall make available to the Executive,
                  --------
subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation for the Executive and his eligible dependents in the Company-sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company and such benefits and perquisites as are made available to senior executives of the Company, including, without limitation, equity and cash incentive programs and supplemental retirement, deferred compensation and welfare plans. Executive will be credited with past service to AmericasDoctor.com, Inc. for purposes of eligibility to participate in the Company's 401(k) Plan.

              7.  Expenses. The Company shall pay or reimburse the Executive, in
                  --------
accordance with the general policies of the Company, for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company.

              8.  Place of Performance. In connection with his employment by the
                  --------------------
Company, unless otherwise agreed by the Executive, the Executive shall be based at offices located in Owings Mills, Maryland.

              9.    Termination Payments, Vesting and Exercise of Stock Options
                    -----------------------------------------------------------
                    upon Involuntary Termination other than for Cause or
                    ----------------------------------------------------
                    Voluntary Termination due to Death or Disability.
                    ------------------------------------------------

              (a) If an Involuntary Termination occurs other than (x) for Cause or (y) pursuant to Section 10 and if the Executive enters into a release and settlement agreement with the Company, then

              (i)   for a period of one year thereafter (the "Payment
         Period"), the Company shall pay the Executive, in accordance with the Company's regular payroll schedule, termination payments that in the aggregate equal the sum of (A) the Executive's highest annual base salary during the three-year period prior to the Executive's termination plus (B) the Executive's average annual cash and equity incentive compensation award during the three-year period prior to the Executive's termination;

              (ii) during the Payment Period, the Company shall (A) to the extent permitted under the 401(k) Plan, permit the Executive to continue to participate in the 401(k) Plan and receive the maximum matching contribution thereunder as if such Involuntary Termination had not occurred or (B) if continued participation in the 401(k) Plan is not permitted under the 401(k) Plan, pay to the Executive an amount equal to the maximum matching contribution to which he would have been entitled under the Company's 401(k) Plan as if such Involuntary Termination had not occurred; and

              (iii) notwithstanding anything to the contrary in the Executive's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive's stock options were granted, (A) all of Executive's stock options granted on or prior to the date of this Agreement (but not any stock options granted after the date of this Agreement) shall continue to vest during the Payment Period at the times and in the amounts that would apply if such Involuntary Termination had not occurred, (B) Executive shall have the right to exercise any and all vested stock options granted on or prior to the date of this Agreement at any time no later than 90 days after the expiration of the Payment Period, (C) all of Executive's stock options granted after the date of this Agreement shall cease to vest on the date of the Involuntary Termination and (D) Executive shall have the right to exercise any and all vested stock options granted after the date of this Agreement at any time no later than 90 days after the date of the Involuntary Termination.

              (b) Notwithstanding anything to the contrary herein, any termination payments which the Executive becomes entitled to receive under
Section 9(a) shall be reduced to the extent that the Executive receives payments of severance compensation pursuant to Section 10.

              (c) Any termination payments hereunder shall not be taken into account for purposes of any retirement plan or other benefit plan sponsored by the Company, except as otherwise set forth herein or as expressly required by such plans or applicable law.

              (d) If a Voluntary Termination due to Executive's death during the term of this Agreement occurs, then notwithstanding anything to the contrary in the Executive's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive's stock options were granted, (i) one-third of the unvested portion of all stock options granted to Executive subsequent to the date of this Agreement shall become immediately exercisable as of the date of Executive's death, (ii) a number of unvested stock options that were granted to Executive on or prior to the date of this Agreement and that would otherwise have vested during the one-year period following Executive's death shall become immediately exercisable and (iii) all other unvested stock options held by Executive shall be immediately canceled. Executive's estate shall have a period of one year following Executive's death to exercise any vested stock options.

              (e) If a Voluntary Termination due to Executive's becoming Disabled during the term of this Agreement occurs, then notwithstanding anything to the contrary in the Executive's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive's stock options were granted, (i) one-third of the unvested portion of all stock options granted to Executive subsequent to the date of this Agreement shall become immediately exercisable as of the date of Disability, (ii) a number of unvested stock options that were granted to Executive on or prior to the date of this Agreement and that would otherwise have vested during the one-year period following Executive's Disability shall become immediately exercisable and (iii) all other unvested stock options held by Executive shall be immediately canceled. Executive shall have a period of one year following Executive's Disability to exercise any vested stock options.

              (f) If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary, or, if none, then to the Executive's estate.

                  (g) Notwithstanding the foregoing, if the Executive breaches Sections 14, 15 or 17 hereof, any right of the Executive to receive termination payments, to have the vesting of his options accelerated or to have the period during which he may exercise his options extended under this Section 9 shall be forfeited, but without prejudice to any exercise of options that may have occurred prior to such forfeit, and the Executive shall reimburse the Company in full for all termination payments made to the Executive under this Section 9 no later than 30 days after the Company gives notice of such breach to the Executive.

                  10.   Termination Following a Change in Control.
                        -----------------------------------------

                  (a) If at any time during the Severance Period following the occurrence of a Change in Control the Company terminates Executive's employment, the Executive shall be entitled to the benefits provided by Section 11 unless such termination is the result of the occurrence of one or more of the following events:

                             (i)    The Executive's death;

                             (ii) The Executive's permanent disability within the meaning of, and actual receipt of disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

                             (iii)  Cause.

                  (b) If at any time during the Severance Period following the occurrence of a Change in Control the Executive terminates his employment with the Company, the Executive shall be entitled to the benefits provided by Section 11 if one or more of the following events has occurred (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

                             (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, which the Executive held immediately prior to a Change in Control, or if the Executive was a Director of the Company immediately prior to the Change in Control, the removal of the Executive as a Director of the Company (or any successor thereto);

                             (ii) (A) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary from that earned immediately prior to the Change in Control or (B) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof from that earned immediately prior to the Change in Control, any of which is not remedied by the Company no later than 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                             (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto if it was made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied no later than 10 calendar days after receipt by the Company of written notice from the Executive of such determination;

                         (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 25(a);

                         (v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

                         (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

              (c) A termination by the Company pursuant to Section 10(a) or by the Executive pursuant to Section 10(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which Executive may be entitled upon termination of employment under Section 9.

              11.   Severance Compensation.
                    ----------------------

              (a) If at any time during the Severance Period following the occurrence of a Change in Control the Company terminates the Executive's employment other than pursuant to Section 10(a) or the Executive terminates his employment pursuant to Section 10(b),

                        (i) the Company shall, no later than five business days after the Termination Date, pay to the Executive a lump sum payment in an amount equal to one times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(i));

                        (ii) the Company shall, for a period of twelve months following the Termination Date (the "Continuation Period"), arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 10(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits, which Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company's retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date;

                        (iii) the Company shall provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 20% of the Executive's Base Pay; and

                        (iv) notwithstanding anything to the contrary in the Executive's stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive's stock options were granted, (A)
         (i) all of Executive's stock options that are outstanding as of the date hereof and are not then exercisable shall become immediately exercisable and shall terminate on the date one year from the Termination Date, and not earlier, and (2) all stock options that may be granted to Executive after the date hereof and are not then exercisable shall terminate on the Termination Date and (B) Executive may exercise all or any of his options that are exercisable from time to time until the date one year from the Termination Date.

If and to the extent that any benefit described in Section 11(a)(ii) or (iii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 12, Employee Benefits otherwise receivable by the Executive pursuant to Section 11(a)(ii) or (iii) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

               (d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

               (e) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 11 and under Sections 12 and 16 shall survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

               12.  Limitation on Payments and Benefits. Notwithstanding any
                    -----------------------------------
provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment except that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise that is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company's independent accountants. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 12 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 12, the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 12. The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

               13.  No Mitigation Obligation. The Company hereby acknowledges
                    ------------------------
that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 15 will further limit the employment opportunities for the Executive. Accordingly, the Company acknowledges that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is reasonable and that the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 11(a).

               14.  Confidentiality Agreement.
                    -------------------------

               (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and secret information that is a competitive asset of the Company ("Confidential Information"), including, without limitation, (i) the terms of agreements between the Company and its employees, customers (including, without limitation, its investigative research sites) and suppliers, (ii) pricing strategy, (iii) sales and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software and
(ix) any non-public information concerning the Company, its employees, suppliers and customers. Regardless of any actual or alleged breach by the Company of this Agreement, the Executive shall keep all Confidential Information in strict confidence and shall not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company) until and unless (x) such Confidential Information becomes, through no fault of the Executive, generally known to the public or (y) the Executive is required by law to make disclosure (after giving the Company reasonable notice and an opportunity to contest such requirement). The Executive's obligations under this
Section 14 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

               (b) Except in the ordinary course of the Company's business, the Executive has not made and shall never make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon a Voluntary Termination or Involuntary Termination, the Executive shall return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.

               15.  Covenant not to Compete; No Inducement; No Solicitation. In
                    -------------------------------------------------------
consideration for the Executive's employment hereunder and the Company's providing the Executive with confidential information and contacts with the Company's customers and accounts,

               (a)  (i) during the term of the Employment Provisions and (i)
(A) after an Involuntary Termination for Cause, for a period of one year after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of one year after such Voluntary Termination, the Executive shall not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), directly or indirectly or by action in concert with others, own, manage, operate, join, control, perform consulting services for, be employed by, participate in or be connected with any business, enterprise or other entity (or the ownership, management, operation, or control of any such business, enterprise or other entity) (a "Competing Enterprise") engaged anywhere in the United States in the Restricted Business. Notwithstanding the foregoing, Executive may make purely passive investments on behalf of himself, his immediate family or any trust in public companies engaged in a Competing Enterprise so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding debt or equity securities of any Competing Enterprise.

               (b)  (i) during the term of the Employment Provisions and (i)
(A) after an Involuntary Termination for Cause, for a period of one year after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of one year after such Voluntary Termination, the Executive shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, induce or attempt to induce any customer of the Company (including, without limitation, any investigative research site) to cease doing business in whole or in part with the Company, solicit the business of any such customer for any Restricted Business or otherwise create any ill will or negative publicity with respect to the Company.

               (c)  (i) during the term of the Employment Provisions and (i)
(A) after an Involuntary Termination for Cause, for a period of one year after such Involuntary Termination, (B) after an Involuntary Termination other than for Cause, during the Payment Period or (C) after a Voluntary Termination, if prior to the date of the Voluntary Termination the Company agrees to pay Executive all of the termination payments set forth in Section 9(a) hereof, for a period of one year after such Voluntary Termination, the Executive shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any other firm, person or entity, undertake or assist in the solicitation of any Company employee, including, without limitation, solicitation of any employee to terminate his or her employment with the Company.

               (d) during a period ending one year following the Termination Date, if the Executive has received or is receiving benefits under Section 11, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

               16.  Legal Fees and Expenses. The Company intends that, except
                    -----------------------
as set forth below, the Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if the Executive reasonably believes that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing up to a maximum amount of $50,000 without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing (which payments shall be made on a regular, periodic basis upon presentation to the Company of a statement or statements prepared by such counsel in accordance with its customary practices) and will reimburse the Executive and be financially responsible for any and all attorneys' fees and related fees and expenses in excess of such $50,000 amount incurred by the Executive in connection with any of the foregoing thereafter if the Executive prevails in connection therewith.

               17.  Post-termination Assistance. Executive shall provide such
                    ---------------------------
information and assistance to the Company as the Company may reasonably request, upon reasonable notice, in connection with any litigation in which it or any of its affiliates is or may become a party. The Company shall reimburse the Executive for any expenses, including travel expenses, incurred by the Executive in connection with providing such information and assistance.

               18.  Employment Rights. Nothing expressed or implied in this
                    -----------------
Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

               19.  Withholding of Taxes. The Company may withhold from any
                    ---------------------
amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

               20.  Specific Enforcement. The Executive acknowledges and
                    --------------------
agrees that a violation of Sections 14, 15 or 17 hereof that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Company shall have the right, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9, and without any necessity or proof of actual damages, to enforce this Agreement by specific remedies, including, among other things, temporary and permanent injunctions, it being the understanding of the Company and the Executive that damages, the forfeitures described above and injunctions shall all be proper modes of relief and shall not be considered alternative remedies.

               21.  Arbitration. Any dispute between the parties under this
                    -----------
Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Chicago, Illinois) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the Company and the Executive stating its determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

               Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of Sections 14, 15 or 17, but may pursue its remedies for such breach in any court of competent jurisdiction in the State of Illinois. Any arbitration or action pursuant to this Section 21 shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

               22.  Notices. For all purposes of this Agreement, all
                    -------
communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service (such as Federal Express or UPS) addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

               23.  Governing Law. The validity, interpretation, construction
                    -------------
and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

               24.  Agreement. This Agreement supersedes any and all other
                    ---------
agreements, including, without limitation, the Existing Agreement, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, that are not embodied herein, and that no other agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

               25.  Successors and Binding Agreement.
                    --------------------------------

               (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

               (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

               (c) This Agreement is personal in nature and neither the Company nor the Executive shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 25(a) and 25(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 25(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

               26.  Validity. If any provision of this Agreement or the
                    --------
application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

               27.  Miscellaneous. No provision of this Agreement may be
                    -------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

               28.  Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

               29.  Effective Date. Notwithstanding anything to the contrary
                    --------------
herein, this Agreement shall not become effective unless and until the Board approves this Agreement. Upon receipt of such approval, this Agreement shall become immediately effective.


                 [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written/1/.


                                            AFFILIATED RESEARCH CENTERS, INC.



                                                  /s/ Steven M. Rauscher
                                            --------------------------
                                            By:   Steven M. Rauscher
                                            Its:  Chief Executive Officer


                                                  /s/ Scott M. Rifkin
                                            -----------------------------------
                                            Scott M. Rifkin, M.D.

AGREED AND ACKNOWLEDGED:

AMERICASDOCTOR.COM, INC.



       /s/ Allan Sanders
--------------------------------
By:  Allan Sanders
Its: Chief Financial Officer



_______________________
/1/ The validity of execution of this Agreement on behalf of the Company is subject to the approval of this Agreement by the Board.